Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO	Don Tomoff
	Jo-Ann Stores, Inc.	Vice President, Finance
	330/656-2600	Jo-Ann Stores, Inc.
	http://www.joann.com	330/463-6815

JO-ANN STORES ANNOUNCES EARNINGS OF $1.86 PER
SHARE FOR FISCAL 2004

•	Fourth quarter earnings of $1.22 per share

•	30 new store openings planned for fiscal 2005

HUDSON, OH — March 8, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2004 fourth quarter and full year ended January 31, 2004. Net income for the year totaled $41.0 million, or $1.86 per share versus net income of $44.9 million or $2.08 per share last year. Net income for the fourth quarter totaled $27.1 million, or $1.22 per share, compared to net income of $25.3 million, or $1.15 per share in the prior year.

Both fiscal years include costs related to the early redemption of debt and, in fiscal 2004, the costs of the Company’s share reclassification completed in November 2003 as well as the expensing of stock options resulting from the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 as of the beginning of the year. These costs negatively impacted pre-tax earnings by $11.2 million in fiscal 2004 and $1.9 million in fiscal 2003.

Net sales for fiscal 2004 increased 3.1% to $1.734 billion from $1.682 billion in fiscal 2003. Same-store net sales increased 3.6% versus an 8.4% gain for the same period last year.

Net sales for the fourth quarter increased 5.1% to $552.6 million from $525.8 million a year ago. Same-store net sales grew 4.5% compared to a 6.9% increase in the fourth quarter last year.

Review of Operating Results

Operating profit for the fourth quarter was $48.2 million versus $46.8 million in the prior year’s fourth quarter. The improvement in operating profit was achieved despite the Company incurring $2.5 million in incremental costs associated with stock option compensation expense and the repurchase of subordinated debt as well as $0.9 million in incremental store pre-opening and closing costs during the fourth quarter of fiscal 2004. The primary contributor to the improvement in operating margin was an improvement in gross margins due to a less promotional pricing strategy.

In fiscal 2004, the Company reduced its debt levels by $49 million to $114 million. The Company further strengthened its balance sheet in February 2004 when it completed the placement of $100 million 7.50% Senior Subordinated Notes due 2012. Proceeds from the offering were used to redeem $39 million of 10 3/8% Senior Subordinated Notes due 2007 that were tendered as part of the refinancing. The balance of the proceeds will be used to repurchase the remaining $25 million in 10 3/8% Senior Subordinated Notes that remain outstanding on May 1, 2004, their next call date, and for general corporate purposes.

Alan Rosskamm, chairman and chief executive officer said, “We stated at the onset of fiscal 2004 that it would be a challenging year, as we started to transition from turnaround to growth. While we were not satisfied with our full year earnings performance, we are pleased to have ended fiscal 2004 with strong operating momentum. We are also very proud to have delivered the strongest same-store sales performance in our industry for two consecutive years.”

Mr. Rosskamm concluded; “During fiscal 2004, we accomplished a number of strategically important goals. First of all, we introduced our new 35,000 square foot superstore prototype. Smaller than our previous 45,000 square foot format, these superstores have an easier-to-shop racetrack design and are more efficient to operate. Additionally, we strengthened our corporate governance and simplified our capital structure with a successful share reclassification. We further de-leveraged our balance sheet and with the refinancing completed last month, we are well positioned to execute our strategy over the long-term.”

This past year, the Company opened 16 superstores, converted four larger traditional stores to the superstore format and opened 3 larger traditional stores. The Company closed 45 traditional stores and one superstore. In addition, five stores the Company had previously reported in its superstore count were reclassified as large traditional stores. As a result, the year-end store count was 806 traditional stores and 86 superstores, for a total of 892 stores.

Fiscal 2005 Outlook

Based upon management’s operating assumptions for fiscal 2005, the Company estimates earnings growth of approximately 8%-10% versus fiscal 2004, based on a 3% same-store sales increase assumption. This translates into estimated earnings per diluted share of $2.18 to $2.22 in fiscal 2005, using a base of $1.86 per diluted share for fiscal 2004, adjusted for the costs of our debt buybacks and the share reclassification. Included in management’s fiscal 2005 earnings guidance of $2.18 to $2.22 per diluted share is the pre-tax cost of stock option compensation expense of approximately $6.7 million. This non-cash cost should be considered when evaluating the Company’s performance relative to other retailers who are not expensing stock options.

Earnings growth in the first half of fiscal 2005 is expected to be stronger than the second half, due to easier same-store sales comparisons and greater opportunities for gross margin improvement. For the first quarter, the Company expects to earn $0.31 to $0.35 per diluted share.

Fiscal 2005 earnings guidance for both the full year and the first quarter excludes a pre-tax charge related to the Company’s subordinated debt refinancing of $4.1 million. This charge represents the premium paid to retire the Company’s 10-3/8% Senior Subordinated Notes and write-off the remaining deferred debt costs on that debt.

Other key assumptions in developing the Company’s fiscal 2005 earnings expectations include:

•	Approximately 30 superstore openings for the year. The store base is expected to contract by approximately 40 stores, with approximately 70 traditional stores planned for closure, 40 of which are related to the superstore openings. Store square footage is expected to grow by approximately 1%.

•	Relatively flat operating margins compared to fiscal 2004. Higher store pre-opening and closing costs, stemming from the increased real estate activity, are expected to offset planned improvements in the gross margin rate.

•	Interest expense of $17 million, reflecting the impact of the Company’s recently completed refinancing.

•	An effective tax rate of 38.5%.

•	Capital expenditures of approximately $70–$75 million. The increase in capital expenditures from fiscal 2004 is due to the increased number of store openings and investments in new point of sale equipment.

•	Depreciation and amortization expense of approximately $40 million.

Conference Call on the Web

Investors will have the opportunity to listen to the fourth quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our Web site at http://www.joann.com (go to the top of our home page and click on “About Jo-Ann Stores,” click on “Our Company” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the Web site at least 10 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 4686978.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 794 Jo-Ann Fabrics and Crafts traditional stores and 89 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations

	(Unaudited)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 31,	February 1,	January 31,	February 1,
	2004	2003	2004	2003
(Dollars in millions, except per share data)
Net sales	$552.6	$525.8	$1,734.1	$1,682.0
Cost of sales	310.2	298.1	923.5	904.5

Gross margin	242.4	227.7	810.6	777.5
Selling, general and administrative expenses	178.0	168.9	666.2	635.1
Depreciation and amortization	9.9	9.1	37.7	36.1
Store pre-opening and closing costs	3.8	2.9	10.9	5.9
Stock option compensation expense	1.6	—	5.7	—
Debt repurchase and share reclassification expenses	0.9	—	5.5	1.9

Operating profit	48.2	46.8	84.6	98.5
Interest expense	4.2	5.9	18.1	26.0

Income before income taxes	44.0	40.9	66.5	72.5
Income tax provision	16.9	15.6	25.5	27.6

Net income	$27.1	$25.3	$41.0	$44.9

Net income per common share – basic	$1.26	$1.20	$1.92	$2.17

Net income per common share – diluted	$1.22	$1.15	$1.86	$2.08

Average shares and equivalents outstanding (000’s):
Basic	21,589	21,067	21,372	20,682

Diluted	22,257	21,984	22,003	21,632

OTHER INFORMATION
Number of stores open at period end:
Traditional stores			806	847
Superstores			86	72

			892	919

Square footage at period end (000’s):
Traditional stores			11,646	12,165
Superstores			3,731	3,270

			15,377	15,435

Average square footage per store:
Traditional stores			14,400	14,400

Superstores			43,400	45,400

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JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	January 31,	February 1,
	2004	2003
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$17.4	$63.2
Inventories	404.6	363.1
Deferred income taxes	25.0	28.2
Prepaid expenses and other current assets	23.5	17.2

Total current assets	470.5	471.7
Property, equipment and leasehold improvements, net	203.2	190.3
Goodwill, net	26.5	26.5
Other assets	7.5	16.0

Total assets	$707.7	$704.5

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$122.0	$129.9
Accrued expenses	76.1	75.9

Total current liabilities	198.1	205.8
Long-term debt	113.7	162.9
Deferred income taxes	39.4	37.2
Other long-term liabilities	10.3	9.2
Shareholders’ equity	346.2	289.4

Total liabilities and shareholders’ equity	$707.7	$704.5